Exhibit 21.1

SUBSIDIARIES OF CFSB BANCORP, INC.

Name State or Jurisdiction of Incorporation Ownership Percentage

Colonial Federal Savings Bank United States of America (Federal) 100% (1)

Beach Street Securities Corp Massachusetts 100% (2)

(1) 100% owned by CFSB Bancorp, Inc.

(2) 100% owned by Colonial Federal Savings Bank